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                                                              Exhibit (A)(3)(a)



                     UNDERWRITING AND DISTRIBUTION AGREEMENT

     AGREEMENT made this 7th day of October, 1997, by and between The Manufacturers Life Insurance Company of New York ("Manulife New York"), a New York corporation, and Manufacturers Securities Services, LLC ("LLC"), a Delaware limited liability company.

     WITNESSETH:

     WHEREAS, Manulife New York sells certain insurance products listed on Exhibit A hereto (the "Insurance Contracts"), some of which are regulated as securities under the federal securities laws (the "Registered Insurance Products"), and

     WHEREAS, Manulife New York has entered into an Underwriting Agreement with NASL Financial Services, Inc. ("NASL Financial") whereby NASL Financial was appointed as its principal underwriter and exclusive representative for the distribution of certain Manulife New York variable insurance products (the "Prior Agreement"); and

     WHEREAS, NASL Financial merged with and into LLC on September 30, 1997; and

     WHEREAS, Manulife New York is deemed to be under common control with LLC for the purposes of the application of Article 15 of the New York Insurance Law; and

     WHEREAS, LLC is registered with the Securities and Exchange Commission ("SEC") as a broker-dealer under the 1934 Act, is a member of the National Association of Securities Dealers, Inc. ("NASD") and has been duly appointed and licensed as an insurance agent of Manulife New York; and



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     WHEREAS, Manulife New York wishes to terminate the Prior Agreement and to arrange for the underwriting of all Registered Insurance Contracts through LLC in conformity with the requirements of the Securities Exchange Act of 1934 ("1934 Act"); and

     WHEREAS, Manulife New York wishes to arrange for the distribution of all of its Insurance Products through LLC and to authorize LLC to enter into agreements with selling entities with respect thereto.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. (a) Manulife New York hereby appoints LLC as the principal underwriter of, and its exclusive representative for the distribution of, the Insurance Contracts, and LLC hereby agrees to use its best efforts to arrange for the sale of the Insurance Contracts by general agents and, in connection with Registered Insurance Contracts, by other broker-dealer registered under the 1934 Act. LLC agrees to assist such entities and their representatives and associated persons to the extent that and in such manner as LLC shall deem appropriate in order to enhance the sale of Insurance Contracts and the payment of purchase payments thereunder.

          (b) The territory to which this Agreement shall apply shall be limited to the State of New York.

     2. (a) With the consent of Manulife New York, LLC may execute agreements for the sale and distribution of the Insurance Contracts ("Selling Agreements") with (i) other general agents/broker-dealers duly qualified under applicable Federal and state laws to offer and sell the Registered Insurance Contracts; and
(ii) general agents to offer and sell Manulife New York insurance products other than the Registered Insurance Contracts. Manulife New York may, in its sole discretion, refuse to consent to a Selling Agreement or refuse to appoint a general agent or sub-agent pursuant thereto.



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          (b) Such Selling Agreements shall contain such terms and conditions as
LLC shall deem appropriate and which are acceptable to Manulife New York. Such agreements may provide that any confirmation required to be sent in connection with the issuance of Insurance Contracts or the receipt of purchase payments thereunder will be sent by Manulife New York. All Selling Agreements shall provide that no commission shall be paid in excess of the limitations imposed by
Section 4228 of the New York Insurance Law and no expense allowance payment shall be made in excess of the amount approved for payment by the Company to LLC pursuant to New York Insurance Department Regulation No. 49.

     3. Manulife New York will prepare and maintain all books and records relating to the Insurance Contracts including such books and records as LLC is required to maintain under the 1934 Act to the extent such requirements are applicable to the Registered Insurance Contracts. For purposes of this Agreement, books and records maintained for LLC shall be deemed to be the property of LLC and shall be subject at all times to examination by the SEC in accordance with Section 17(a) of the 1934 Act.

     4. LLC will not accept or receive on behalf of Manulife New York any Registered Insurance Contract purchase payment. LLC will not permit any other broker-dealer to participate in the distribution of the Registered Insurance Contracts unless such broker-dealer agrees that (i) it will not accept any purchase payment other than the first and (ii) it will not accept any first purchase payment unless made payable to Manulife New York. Such broker-dealer must also agree to forward promptly to Manulife New York at the service office designated by it any first purchase payment received by such broker-dealer together with a completed Registered Insurance Contract application. Manulife New York reserves the right to reject any application in its sole discretion.



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     5.   Manulife New York will furnish to LLC currently effective prospectuses relating to Registered Insurance Contracts in such numbers as LLC may reasonably require from time to time. LLC shall be responsible for the preparation at its own expense of sales materials relative to the Contracts and agrees to use its best efforts to obtain any approvals or clearances required from the NASD or other regulatory authorities with respect to such sales materials. Any sales materials prepared by LLC or its designee, must be approved by Manulife New York prior to use. LLC is responsible for all other expenses incurred by it in the performance of this Agreement.

     6. As compensation for the expenses incurred and services performed by LLC hereunder, Manulife New York will pay LLC the commissions and expense allowances in connection with the Insurance Contracts marketed and distributed pursuant to this Agreement as set forth on Exhibit B hereto. Such payments shall be made within one week in which payments upon which such commission and expense allowance is based are received by Manulife New York. Manulife New York reserves the right to revise such commissions and allowances upon at least ten (10) days' prior notice to LLC. Any amendment to said Exhibit shall apply to compensation due on applications received by Manulife New York after the effective date thereof.

     7. All commissions and expense allowances in connection with Insurance Contract sales shall be paid by or on behalf of LLC in accordance with the terms of the applicable Selling Agreement then in effect.

     8. LLC shall have no right to incur any indebtedness on behalf of Manulife New York pursuant to this Agreement. LLC hereby authorizes Manulife New York to set off LLC's liabilities to Manulife New York against any and all amounts otherwise payable to LLC pursuant hereto.




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     9.   Manulife New York represents that the Prior Agreement will be terminated as of the effective date hereof.

     10. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

     11. This Agreement shall take effect as of the date set forth above and may be terminated at any time by either party hereto on sixty (60) days' written notice.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


                                   THE MANUFACTURERS LIFE INSURANCE COMPANY OF
                                   NEW YORK



                                   By /s/ Joseph M. Scott
                                      ------------------------------------------
                                          Joseph M. Scott, President



Attest: /s/ Kimberely S. Ciccarelli
        ---------------------------



                                   MANUFACTURERS SECURITIES SERVICES
                                   COMPANY, L.L.C. by its Managing Member The
                                   Manufacturers Life Insurance Company of North America


                                   By /s/ John D. Desprez, III
                                      ------------------------------------------
                                          John D. DesPrez, III, President


Attest: /s/ Kimberely S. Ciccarelli
        ---------------------------




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                                    EXHIBIT A


                               INSURANCE CONTRACTS
(Products which are not Registered Insurance Contracts are identified as such.)


(i)     Individual variable annuities or fixed and variable annuities

(ii)    Fixed annuities (registered and non-registered)

(iii)   Term life insurance (non-registered)

(iv)    Universal life insurance (non-registered)

(v)     Variable life insurance.

(vi)    Variable universal life insurance

(vii)   Group annuities (non-registered)

(ix) Such other Insurance Products as are from time to time agreed by the parties to the foregoing Agreement and added to this Schedule A in accordance therewith.




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